EXHIBIT 10.10

NONEXCLUSIVE PATENT LICENSE AGREEMENT

THIS NONEXCLUSIVE PATENT LICENSE AGREEMENT (this “Agreement”) shall be effective as of April 14, 2006 (the “Effective Date”). The parties to this Agreement are AutoGenomics, Inc., a Delaware corporation having an address at 2251 Rutherford Road, Carlsbad, CA 92008 (“Licensor”) and the Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-0001 (“Mayo”).

RECITALS

WHEREAS, Licensor owns and has the right to license certain patent rights;

WHEREAS, Licensor desires to license to Mayo, and Mayo desires to obtain a license from Licensor to, such patent rights; and

WHEREAS, Mayo believes that this Agreement is consistent with its charitable purposes;

NOW, THEREFORE, the parties agree:

1.	DEFINITIONS

1.1	Capitalized terms used in this Agreement shall have the meanings set forth in this Section 1 or elsewhere herein. All definitions below or elsewhere in this Agreement apply to both their singular and plural forms, as the context may require. The terms “herein,” “hereunder,” “hereof and similar expressions refer to this Agreement. “Section” and “Exhibit” refer respectively to a Section herein or Exhibit attached hereto. The word “including” and its variants means “including without limitation,” unless otherwise stated. All references to “days” are to calendar days, unless otherwise specified.

1.2	“Combination Offering” means any product which is a Licensed Product, or service which is a Licensed Service, and which contains other product(s), service(s) or component(s) thereof, that (i) the sale, use or import by itself does not infringe or contribute to or induce the infringement of Patent Rights; (ii) can be sold separately; and (iii) enhances the market price of the final product(s) or service(s) supplied, sold, used or imported.

1.3	“Licensed Product” means any product the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to Mayo by Licensor herein, an infringement of any Valid Claim within the Patent Rights.

1.4	“Licensed Service” means any service the provision of which would constitute, but for the license granted to Mayo by Licensor herein, an infringement of any Valid Claim within the Patent Rights.

1.5	“Licensor Affiliate” means an entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Licensor. For purposes of this definition, “control” will mean the direct or indirect ownership of (a) at least fifty percent (50%) or the maximum percentage, if less than fifty percent (50%), as allowed by applicable law, of the outstanding voting securities of such entity, or (b) at least fifty percent (50%) of the decision-making authority of such entity.

1.6	“Mayo Affiliate” means any corporation or other entity within the same “controlled group of corporations” as Mayo or its parent. For purposes of this definition, the term “controlled group of corporations” will have the same definition as Section 1563 of the Internal Revenue Code as of November 10, 1998, but will include corporations or other entities which, if not a stock corporation, more than fifty percent (50%) of the board of directors or other governing body of such corporation or other entity is controlled by a corporation within the controlled group of corporations of Mayo or Mayo Foundation. As of the Effective Date, Mayo’s Affiliates include Mayo Foundation; Mayo Collaborative Services; Inc., Rochester Methodist Hospital; Saint Marys Hospital; Mayo Clinic Rochester; Mayo Clinic Jacksonville, Florida; St. Luke’s Hospital, Jacksonville, Florida; Mayo Clinic Arizona; Mayo Clinic Hospital, Arizona; Mayo Regional Practices, P.C., Decorah, Iowa; and Mayo Health System West Central Wisconsin and controlled or wholly-owned subsidiary corporations of all of the above.

1.7	“Net Sales” means the total of the gross invoice amounts received by Mayo or any Mayo Affiliate for the sale, transfer or provision of Licensed Products or Licensed Services by Mayo or a Mayo Affiliate, less the sum of customary deductions, including: cash, trade, or quantity discounts; contractual allowance adjustments from third party payers; sales, use, tariff, import/export duties or other taxes imposed on particular sales (except for income taxes imposed on the sales of products or provision of services in foreign countries); or credits to customers or refunds because of rejections or returns. For purposes of calculating Net Sales, any Net Sales calculation shall not be applied to Licensed Products more than once.

1.8	“Patent Rights” means any and all patents and patent applications (including inventor’s certificates and utility models) listed on Exhibit A, including any substitutions, extensions, reissues, reexaminations, renewals, divisions, continuations, continuation-in-parts and foreign counterparts of any of the foregoing.

1.9	“Valid Claim” means any issued patent claim within the Patent Rights that has not expired or been held invalid or unenforceable in a decision by a patent office or by a court of competent jurisdiction in a ruling that is unappealable or unappealed within the time allowed for appeal.

2.	GRANT

2.1	License. Licensor hereby grants to Mayo and each Mayo Affiliate a worldwide, nonexclusive license, without the right to sublicense, under the Patent Rights to make, use, sell, offer for sale and import Licensed Products and Licensed Services and practice any methods covered by the Patent Rights.

3.	PAYMENTS

3.1	Upfront Payment. Mayo shall pay Licensor the sum of fifteen thousand dollars (US$15,000), which shall not be creditable against Royalties. Payments shall be made within ten (10) days of the Effective Date.

3.2	Milestone Payments. Mayo shall immediately notify Licensor when the following events are accomplished and pay the Licensor the following amounts within ninety days (90) of each respective event.

(a)	Upon reaching five hundred thousand dollars ($500,000) in cumulative Net Sales of Licensed Product or Service by Mayo and its affiliates: twenty five thousand dollars ($25,000).

(b)	Upon reaching one million dollars ($1,000,000) in cumulative Net Sales of Licensed Product or Service by Mayo and its affiliates: fifty thousand dollars ($50,000).

3.3	FDA Relabeling. Upon written notice from Licensor that the United States Food and Drug Administration has relabeled an existing drug or labeled a new drug to require the Licensed Service or Licensed product prior to prescribing or as part of the clinical treatment, then, Mayo shall pay Licensor a one-time “Relabeling Fee” of $25,000 within thirty (30) days of such FDA Relabeling.

3.4	Royalties.

(a)	Royalty Amount. Mayo shall pay to Licensor, on a calendar quarter basis, royalties equal to six percent (6%) of the Net Sales of Licensed Products or Licensed Services.

(b)	Royalty Reports. After the first commercial sale of a Licensed Product or a Licensed Service anywhere in the world, Mayo shall submit royalty income reports to Licensor along with each calendar quarter payment. Each such report shall contain any information reasonably necessary to calculate accurately the amounts to be paid to Licensor.

(c)

Combination Offering. In the event that a Licensed Product or a Licensed Service is also a Combination Offering, then the Net Sales on which earned royalties are payable by Mayo shall be calculated as hereinafter set forth. The Net Sales on which an earned royalty is payable for the sale of a Combination Offering shall be the portion of the sales price of the Combination Offering equal to the fair market value of the Licensed Product or Licensed Service (on which Net Sales Mayo shall pay the royalty rate set forth herein) as compared to the sales price of the Combination Offering. The values described above shall be determined by mutual agreement of Mayo and Licensor based upon the then-available facts and circumstances, particularly, for example, data as to the sale price of the distinct components when sold separately, if available, or the increased sales prices of a Combination Offering when it has the particular component, as distinguished from the sales price of the same or similar product or service when it does not have the particular component. If Mayo and Licensor do not reach mutual agreement on such values, then Mayo and Licensor shall submit the determination to a mutually acceptable third party.

(d)	Most Favored Licensee. If Licensor licenses the Patent Rights to any third party on, royalty terms based on cash payments that are more favorable to such third party than the royalty set forth in Section 3. l(a), Licensor shall immediately notify Mayo of such more favorable royalty terms and Mayo shall be entitled to reduce the royalty amount due under Section 3.1(a) to be the same as the more favorable royalty terms granted by Licensor to such third party. Notwithstanding the other provisions of this Section 3.4(d), Licensor shall be permitted to (i) enter into licenses for the Patent Rights with a third party for non-cash consideration, (ii) enter into licenses for the Patent Rights with a third party fee volumes of diagnostic products or services covered by the Patent Rights and which exceed such volumes performed by Mayo and Mayo Affiliates on an annual basis, (iii) enter into licenses for the Patent Rights with a government agency, or (iv) sell diagnostic kits to end users, each without triggering the most favored license” provisions herein.

3.5	Payment Terms. Unless otherwise expressly agreed in writing by the parties, payments due on a quarterly basis shall be due within thirty (30) days of the end of such calendar quarter.

3.6	Overdue Payments. Payments due to Licensor under this Agreement shall, if not paid when due under the terms of this Agreement, bear simple interest at the lower of the prime rate of interest (as published by Citibank, N.A. on the date such payment is due) plus one and one-half percent (1.5%) or die highest rate permitted by law, calculated on the basis of a 360-day year for the number of days actually elapsed, beginning on the due date and ending on the day prior to the day on which payment is made in full. Mayo shall pay for all costs and fees including reasonable attorney’s fees that Licensor must expend in order to collect any amounts due and owing to Licensor after reasonable attempts have been made to collect the amounts or, in Licensor’s discretion, after the amounts remain outstanding for a period of ninety (90) days from the payment due date.

4.	AUDIT RIGHTS

4.1	Records. Mayo shall use commercially reasonable efforts to keep accurate and correct records of all payments received by Mayo and Mayo’s Affiliates for Licensed Products and Licensed Services. Such records shall be retained by Mayo for at least two (2) years following a given reporting period.

4.2

Audits. All business records of Mayo and Mayo Affiliates shall be available during normal business hours for inspection at the expense of Licensor by a nationally recognized certified public accountant selected by Licensor and acceptable to Mayo for the sole purpose of verifying reports and payments or other compliance issues. Prior to such inspection, Mayo may require such inspector to sign a confidentiality agreement in a form acceptable to Mayo and consistent with this Section 4.2. Such inspector shall not disclose to Licensor any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an underreporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then Mayo shall pay the cost of the audit as well as any additional sum that would have been payable to Licensor had Mayo reported correctly.

5.	NONDISCRIMINATORY ENFORCEMENT OF PATENT RIGHTS

5.1	Patent Infringement.

(a)	Each party shall notify the other party in writing of any suspected infringements of the Patent Rights.

(b)	As between Licensor and Mayo, Licensor shall have the sole right, but not the obligation, to institute and control the prosecution of a suit or to take any other action for any of the Patent Rights. If, within ninety (90) days of receiving notice of a suspected infringement of the Patent Rights, Licensor has not either (i) executed a royalty-bearing license agreement with such suspected infringer, which shall be subject to Section 4. l(e), or (ii) instituted a suit to enforce the Patent Rights against such suspected infringer, Mayo shall be entitled to reduce its royalty payments under Section 3.1 by fifty percent (50%). If Licensor institutes but later abandons or settles a suit against a suspected infringer without requiring either (x) payment of royalties by such suspected infringer, or (y) the cessation of the allegedly infringing activities, Mayo shall also be entitled to reduce its royalty payments under Section 3.1 by fifty percent (50%).

6.	USE OF NAME AND LOGO

Licensor will not use publicly for publicity, promotion, or otherwise, any logo, name, trade name, service mark, or trademark of Mayo or any Mayo Affiliate, including, but not limited to, the terms “Mayo®,” “Mayo Clinic®,” and the triple shield Mayo logo, or any simulation, abbreviation, or adaptation of the same, or the name of any Mayo employee or agent, without Mayo’s prior, written, express consent. Mayo may withhold such consent in Mayo’s absolute discretion. Violation of this Section 6 constitutes a material breach of this Agreement. Notwithstanding the language above, Mayo can publicize the execution of the agreement at Mayo’s discretion.

7.	RELEASE

Licensor irrevocably releases, acquits, discharges, and holds harmless Mayo and each Mayo Affiliate from all asserted and unasserted claims that Licensor may have that Mayo or such Mayo Affiliate’s actions or conduct of its business prior to the Effective Date infringed, or induced or contributed to the infringement of, any of the Patent Rights.

8.	TERMINATION OF THE AGREEMENT

8.1	Term. Unless terminated earlier in accordance with this Section, this Agreement shall be effective beginning on the Effective Date and ending on the expiration date of the longest-lived Valid Claim (the “Term”).

8.2	Termination by Licensor. If Mayo materially fails to perform or materially violates any term of this Agreement, then Licensor may give written notice of default (“Notice of Default”) to Mayo. If Mayo fails to cure a payment default within forty-five (45) days, or a material default other than a payment default, within ninety (90) days of the Notice of Default, Licensor may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to Mayo. If a Notice of Termination is sent to Mayo, this Agreement shall automatically terminate on the effective date of that notice.

8.3	Termination by Mayo. Mayo shall have the right at any time and for any reason, or no reason at all, to terminate this Agreement upon a thirty (30) day written notice to Licensor. Said notice shall state Mayo’s reason, if any, for terminating this Agreement.

8.4	Survival on Termination. Sections 1 (Definitions), 4 (Audit Rights), 6 (Use of Name and Logo), 7 (Release), 8.4 (Survival), 8.5 (Disposition of Licensed Products on Hand), 10 (Limitation of Liability) and 11 (Miscellaneous) shall survive the termination or expiration of this Agreement.

8.5	Disposition of Licensed Products on Hand. Upon termination of this Agreement by either party:

(a)	Mayo shall return to Licensor any tangible examples and prototypes of the Patent Rights, including any schematics, diagrams, designs and molds delivered to Mayo by Licensor pursuant to Section 2.2; and

(b)	Mayo and any Mayo Affiliates may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by Mayo and any Mayo Affiliates shall be subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

9.	REPRESENTATIONS AND WARRANTY

9.1	Representations and Warranties.

(a)	Licensor represents and warrants as of the Effective Date:

(1)	that it is the sole owner or exclusive licensee of the Patent Rights and has the lawful right to grant the license set forth herein;

(2)	that the Patent Rights constitute all of the patents, issued or pending, of Licensor and all Licensor Affiliates encompassed by the definition of the Licensed Products and Licensed Services;

(3)	that none of the Patent Rights are the subject of any pending interference, opposition, cancellation or other challenge or adversarial proceeding;

(4)	there are no outstanding liens, encumbrances, third party rights, agreements or understandings of any kind, either written, oral or implied, regarding the Patent Rights which are inconsistent or in conflict with any provision of this Agreement; and

(5)	the execution and delivery of this Agreement, and the performance by Licensor of its obligations hereunder have been duly authorized by all necessary corporate or other action on the part of Licensor, and no consents, waivers, or permissions that have not already been granted are required for such actions.

9.2	LICENSOR HEREBY DISCLAIMS ANY IMPLIED WARRANTIES WITH RESPECT TO THE PATENT RIGHTS, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE.

10.	LIMITATION OF LIABILITY

NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INDIRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING WITHOUT LIMITATION, LOST PROFITS, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES.

11.	MISCELLANEOUS PROVISIONS

11.1	No Assignment. Neither party may assign its rights hereunder to any third party without the prior written consent of the other party; provided that Mayo may assign its rights hereunder to any Mayo Affiliate and Licensor may assign its rights hereunder to any Licensor Affiliate, without the prior written consent of the other party. Any purported assignment in violation of this clause is void. Such written consent, if given, shall not in any manner relieve the assignor from liability for the performance of this Agreement by its assignee. In the event Licensor determines to transfer any of the Patent Rights to any entity, Licensor must notify such entity, and such entity must acknowledge in writing, that the Patent Rights are subject to this Agreement.

11.2	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties, their heirs, legal representatives, successors and permitted assigns.

11.3	Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

11.4	Governing Law and Jurisdiction. This Agreement is governed by Minnesota law, but specifically not including Article 2 of the Uniform Commercial Code as enacted in Minnesota. This is not an agreement for the sale of goods. In addition, no Minnesota conflicts-of-law or choice-of-laws provisions apply to this Agreement. To the extent the substantive and procedural law of the United States would apply to this Agreement, it supersedes the application of Minnesota law. Either party may seek (i) injunctive relief or (ii) the enforcement of judgments, in any court of competent jurisdiction, no matter where located.

11.5	Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

11.6	Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.7	Entire Agreement. This Agreement, together with the Exhibits hereto, which are hereby incorporated herein, constitutes the final, complete and exclusive agreement between the parties with respect to its subject matter and supersedes all past and contemporaneous agreements, promises, and understandings, whether oral or written, between the parties.

11.8	Amendments. This Agreement may not be amended or modified except by a writing signed by both parties and identified as an amendment to this Agreement.

11.9	Independent Contractor. It is mutually understood and agreed that the relationship between the parties is that of independent contractors. Neither party is the agent, employee, or servant of the other. Except as specifically set forth herein, neither party shall have nor exercise any control or direction over the methods by which the other party performs work or obligations under this Agreement. Further, nothing in this Agreement is intended to create any partnership, joint venture, lease, or equity relationship, expressly or by implication, between the parties.

11.10	Notices. All notices and other business communications between the parties related to this Agreement shall be in writing, sent by certified mail, addressed as follows:

If to Licensor:	AutoGenomics Inc

2251 Rutherford Road

Carlsbad, CA 92008

Atta: Fareed Kureshy

Facsimile Number: 760-804-7382

If to Mayo:

If to LICENSEE:	MAYO Foundation for Medical Education and Research

3050 Superior Drive SW

Rochester, MN 55901

Attn: David Herbert

Facsimile Number: 507-538-1278

With copy to:	MAYO Foundation for Medical Education and Research

200 First Street SW

Rochester, MN 55905

Attn: Legal Department

Notices sent by certified mail shall be deemed delivered on the third day following the date of mailing. Either party may change its address or facsimile number by giving written notice in compliance with this section.

11.11	Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the remainder of this Agreement shall remain in full force and effect as if the invalid or unenforceable provision had never been a part of the Agreement.

11.12	Waiver. The failure of either party to complain of any default by the other party or to enforce any of such party’s rights, no matter how long such failure may continue, will not constitute a waiver of the party’s rights under this Agreement. The waiver by either party of any breach of any provision of this Agreement shall not be construed as a waiver of any subsequent breach of the same or any other provision. No part of this Agreement may be waived except by the further written agreement of the parties.

11.13	Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, will constitute one original, and photocopy, facsimile, electronic or other copies shall have the same effect for all purposes as an ink-signed original.

11.14	Third Party Beneficiaries. Except as otherwise expressly stated herein or by separate written agreement signed by the parties, there shall be no third party beneficiaries of this Agreement. This Agreement is intended only to benefit the parties hereto, and they have no intention of creating any rights, interests, or benefits whatsoever for any other parties. Notwithstanding the foregoing, the parties hereby agree each of the Mayo Affiliates is an intended third party beneficiary of this Agreement, and shall be entitled to enforce its rights under this Agreement.

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The parties have signed this Agreement as set forth below:

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH:		Autogenomics, Inc.:

Signed:	/s/ Jonathan J. Oviett	Signed:	/s/ Fareed Kureshy
Printed Name:	Jonathan J. Oviett	Printed Name:	Fareed Kureshy
Title:	Secretary	Title:	President & CEO
Date:	4.19.06	Date:	April 14th 2006

EXHIBIT A

Patent Rights

U.S. Patent No. 6,183,963